Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-65885 and No. 333-222213) of our report dated June 27, 2018, with respect to the financial statements and supplemental schedule of L.B. Foster Company 401(k) and Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2017.

/s/ Dixon Hughes Goodman LLP

Charleston, West Virginia
June 27, 2018